Exhibit 99.1

ENERGY RECOVERY SIGNS 15-YEAR LICENSE WITH SCHLUMBERGER TO PROVIDE EXCLUSIVE RIGHTS TO ITS VORTEQ™ HYDRAULIC FRACTURING TECHNOLOGY

Deal includes $125 million in upfront payments paid in stages to Energy Recovery

SAN LEANDRO, CA, October 19, 2015 – Energy Recovery, Inc. (NASDAQ:ERII), the leader in pressure energy technology for industrial fluid flows, today announced a 15-year deal with Schlumberger Technology Corporation, the world’s leading supplier of geoscience, engineering, drilling, and data management software products and computing services for the exploration and production industry. The agreement provides exclusive rights to Energy Recovery’s VorTeq™ hydraulic pumping system, the first hydraulic fracturing manifold (“missile”) built to isolate hydraulic fracturing pumps from abrasive proppants that cause pump failure.

The VorTeq system is a hydraulic pumping system that replaces the missiles traditionally used in hydraulic fracturing. In current operations, the missile routes water, proppants (sand or ceramics) and chemicals downhole at treating pressures up to 15,000 psi. However, the proppants cause frequent failures in the high pressure hydraulic fracturing pumps. With VorTeq, high-pressure hydraulic fracturing pumps will process clean or proppant-free water and transfer the hydraulic energy to the hydraulic fracturing fluid within the VorTeq missile.

Under the terms of the agreement, Schlumberger will pay a $75 million exclusivity fee immediately. Schlumberger will also pay two separate $25 million milestone payments (for a total of $50 million) subject to the Company satisfying certain key performance indicators expected to occur in 2016. The agreement also includes continuing annual royalties for the duration of the license agreement subject to the Company satisfying certain key performance indicators.

Energy Recovery’s President and Chief Executive Officer Joel Gay stated, “We are thrilled to be working with Schlumberger, the world’s largest oil field services company, and a leading supplier of technology associated with hydraulic fracturing solutions. We believe VorTeq is a paradigm shift for the hydraulic fracturing industry as it significantly reduces maintenance costs associated with pumping downtimes and provides considerable redundancy efficiencies.”

“We believe this technology offers Schlumberger the immediate benefit of reducing wear and tear on its pumps, as well as reducing downtime. In the medium-term, we believe it provides Schlumberger additional savings associated with eliminating redundant equipment onsite,” said Gay. “For a company in this market who wants to keep producing but needs to be mindful of costs, this technology tackles these challenges and delivers meaningful results.”

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October 19, 2015

The heart of the VorTeq system is Energy Recovery’s Pressure Exchanger technology, which is the leading pressure energy recovery device in desalination with over 16,000 devices deployed globally. The technology works by capturing and recycling otherwise wasted pressure energy in fluid flows, by a clean liquid-to-liquid energy exchange between high pressure and low pressure fluids. With a single moving part made of tungsten carbide, one of the most abrasion resistant materials on the planet, the system has been engineered to withstand tremendous pressure and harsh conditions, and transfers up to 95% of the hydraulic energy from one fluid to the next.

Conference Call

The Company will host a teleconference at 5:30 a.m. (Pacific Time) on Tuesday, October 20th, 2015 to discuss the deal. To listen to the live call, individuals can access the conference call by dialing 877-415-3185, passcode #64509095 approximately 10 minutes before the scheduled start time. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Company’s website.

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About Energy Recovery

Energy Recovery (NASDAQ:ERII) recycles and converts wasted pressure energy into a usable asset and preserves pumps that are subject to hostile processing environments.  With award winning technology, Energy Recovery simplifies complex industrial systems while improving productivity, profitability, and efficiency within the oil & gas, chemical processing, and water industries.  Energy Recovery products save clients more than $1.5 billion (USD) annually.  Headquartered in the Bay Area, Energy Recovery has offices in Ireland, Shanghai, and Dubai.  For more information about the Company, please visit our website at www.energyrecovery.com.

Forward-Looking Statements

This press release contains forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Statements about our expectations as to receipt of milestone payments, and future revenue growth related to royalty payments are forward-looking and involve risks and uncertainties including but not limited to the meeting of key milestones, adoption rates, and deflationary oil pricing. Energy Recovery disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

FTI Consulting

Marc Cunningham

ir@energyrecovery.com

(713) 353-5407